Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-221683

Genius Brands International, Inc.

Prospectus Supplement No. 2

1,647,691 Shares

Common Stock

This prospectus supplement no. 2 (the “Supplement”) supplements information contained in the prospectus dated January 30, 2018 (the “Prospectus”), relating to the sale of up to 1,647,691 shares of our common stock, par value $0.001 per share (“Common Stock”), by the selling stockholders of Genius Brands International, Inc., a Nevada corporation, named in this prospectus. The shares being offered consist of an aggregate of 1,647,691 shares (the “Shares”) of Common Stock, at an offering price of $3.90 per share. The shares offered by the prospectus were issued in connection with (i) an October 2017 Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investors (the “Registered Offering”) the Shares, at an offering price of $3.90 per share; and (ii) a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), under which we agreed to issue to the Investors who participated in the Registered Offering warrants (the “Warrants”) exercisable for one share of Common Stock for each Share purchased in the Registered Offering for an aggregate of 1,647,691 shares of Common Stock at an exercise price of $3.90 per share.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2018 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 13, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

GENIUS BRANDS INTERNATIONAL, INC.

(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number)

301 N. Canon Drive, Suite 305
Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2018, Rebecca D. Hershinger, the Chief Financial Officer of Genius Brands International, Inc. (the “Company”), notified the Company that she would voluntarily resign from her position with the Company, effective upon the expiration of her employment agreement at the close of business on April 17, 2018. The Company has commenced a search for her replacement and is currently considering certain candidates.

Item 8.01	Other Events.

On March 12, 2018, the Company appointed Michael Jaffa as its General Counsel and Senior Vice President of Business Affairs, effective April 12, 2018. Mr. Jaffa was previously Vice President of Legal and Business Affairs for Hasbro Productions, Head of Business Affairs for DreamWorks Television Animation, and General Counsel and Head of Business Affairs for Thoughtful Media, where he provided business and legal services to Sony Pictures Animation, MGM pictures and Riot Games.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: March 12, 2018	By: /s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer